Exhibit 12.1


                                      SELECTED QUARTERLY FINANCIAL DATA
                             (US dollars in thousands, except per share data)

                                                                        Quarter ended
                                           ---------------------------------------------------------------------
                                              Mar. 31           Jun. 30           Sep. 30           Dec. 31
                                           ---------------   ---------------   ---------------   ---------------

Year ended December 31, 2000
----------------------------
   Net sales                                     $ 16,722          $ 12,429          $ 39,899          $ 34,331
   Gross profit (loss)                              4,683            (6,353)           13,600            11,219
   Net (loss) income                               (2,192)          (17,356)            3,864            (2,415)
   Basic (loss) earnings per share                  (0.12)            (0.98)             0.22             (0.14)
   Diluted (loss) earnings per share                (0.12)            (0.98)             0.22             (0.14)

Year ended December 31, 1999
----------------------------
   Net sales                                     $ 17,906          $ 23,756          $ 47,388          $ 44,472
   Gross profit                                     8,780            10,073            18,731            17,709
   Net income                                       3,154             2,205             8,817             2,879
   Basic earnings per share                          0.17              0.12              0.50              0.16
   Diluted earnings per share                        0.16              0.12              0.48              0.16

Stock options exercised in conjunction with cancellation of repurchased common stock caused a significant change in the shares  outstanding used in computing  earnings per share between quarters.  Due to this change in shares outstanding, the sum of quarterly earnings per share does not equal year-to-date earnings per share.

Common Share Price                                         High         Low

2000 Quarter
------------
   Fourth..............................................  $ 2 3/4      $ 1 5/8
   Third...............................................    3 1/2        2 5/8
   Second..............................................    7 1/16       2 11/16
   First...............................................    10           6 3/4

1999 Quarter
------------
   Fourth..............................................  $ 9 1/2      $ 7 1/4
   Third...............................................    10 3/4       8 3/8
   Second..............................................    13 5/16      9 1/4
   First...............................................    16           12 3/8

1998 Quarter
------------
   Two months stub period ending December 31, 1998.      $ 16 7/8     $ 13 23/32
   Fourth..............................................    16 7/16      10 7/16
   Third...............................................    21           16 1/4
   Second..............................................    19 7/8       14 7/8
   First...............................................    18 9/16      12 7/8